Exhibit 10.1

EMPLOYMENT AGREEMENT (“Agreement”), as of December 1, 2017, by and between Immune Pharmaceuticals, Inc., a Delaware corporation with offices at 550 Sylvan Avenue, Englewood Cliffs, NJ 07632 (the “Corporation”) and Elliot Maza, an individual (“Executive”).

WITNESSETH

WHEREAS, Executive served as the Interim Chief Executive Officer of the Corporation during the period commencing on May 10, 2017 and ending on September 14, 2017 pursuant to that certain Letter Agreement between the Corporation and Executive, dated May 10, 2017 as amended on July 24, 2017 (the “Prior Agreement”);

WHEREAS, the Board of Directors of the Corporation (the “Board”) at a duly held meeting of the Board appointed Executive as Chief Executive Officer effective September 14, 2017;

WHEREAS, the Corporation desires to appoint Executive as President of the Corporation and continue to employ Executive as its Chief Executive Officer upon the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to serve as the President and Chief Executive Officer of the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

Section 1.            Employment. Commencing on November 1, 2017 (hereinafter referred to as the “Effective Date”), the Corporation shall employ Executive and Executive shall commence such employment, as an executive of the Corporation, on the terms and conditions set forth in this Agreement.

Section 2.            Duties. As of the Effective Date, Executive shall serve as President and Chief Executive Officer of the Corporation and shall, among other things, be responsible for all aspects of managing the Corporation including its employees and current product portfolio and shall properly perform such duties as may be assigned to him from time to time by the Board. From and after the Effective Date and during the term of this Agreement, Executive shall devote substantially all of his business time to the performance of his duties hereunder; provided, that Executive may serve on up to two public company outside boards.

Section 3.            Term of Employment. Unless earlier terminated pursuant to the provisions of Section 5 hereof, the term of Executive’s employment shall continue as of the Effective Date and shall continue until October 31, 2020 and shall automatically renew for successive one (1) year terms unless not renewed by the Corporation upon no less than three (3) months advance written notice to Executive, or non-renewed by Executive upon no less than one (1) month advance written notice to the Corporation (the term of employment hereinafter referred to as the “Term”).

Section 4.            Compensation of Executive.

4.1.        Compensation. As compensation for his services hereunder the Corporation shall pay Executive an annual salary (“Salary”) equal to four hundred thousand dollars ($400,000). The Salary shall be payable according to the salary payment cycle of the Corporation, less such deductions as shall be required to be withheld by applicable law and regulations. Upon each anniversary of the Effective Date during the term of this Agreement, Executive’s Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) or earlier at the sole discretion of the Compensation Committee and the Board but in no case will Executive receive an annual raise of less than the percentage increase (if any) in the Consumer Price Index: Urban Wage Earners and Clerical Workers for the N.Y. Northeastern N.J. region as published by the U.S. Bureau of Labor Statistics during the immediately preceding 12-month period running from October 1st through September 30th..

4.2.        Bonus; Stock Options.

(a)          In addition to his Salary, Executive shall be eligible to receive a potential annual target cash bonus (the “Target Cash Bonus”) of 75% of his Salary on an annual fiscal year basis, in accordance with the terms of the Corporation’s Board approved executive incentive compensation or bonus plan, if any, or as otherwise approved by the Board. The determination of any Target Cash Bonus payment to be made shall be based on Executive’s and / or the Corporation’s achievement of financial goals and other measurement criteria, as defined and approved by the Board each year. The annual Target Cash Bonus is payable at the discretion of the Compensation Committee and Board. The Target Cash Bonus for any particular calendar year, if any, will be paid by March 15 of the following calendar year. Notwithstanding anything contained in this Section 4.2(a) to the contrary, Executive’s Target Cash Bonus in respect of calendar year 2017 shall be determined based on Executive’s achievement of performance objectives during the period commencing on the Effective Date and ending on December 31, 2017 (the “2017 Performance Period”), which performance objectives shall be agreed to by the Board and Executive.

(b)          As additional compensation for his services hereunder, Executive shall be eligible to receive, as promptly as possible following the Effective Date, an option to purchase a number of shares of the Corporation’s common stock representing seven percent (7%) of the Corporation’s total outstanding shares on the date of grant, subject to and in accordance with the terms and provisions of the Corporation’s current Equity Incentive Plan, as amended (the “Plan”) and the applicable award agreement in accordance with the schedule attached hereto as Schedule 1. An amount equal to fifty percent (50%) of such stock options will vest immediately on the Effective Date and the remaining fifty percent (50%) will vest quarterly over two years in equal installments, irrespective of Executive remaining in the role contemplated by this Agreement.

(c)          Subject to Compensation Committee and Board approval, for each fiscal year during the term of his employment following the first fiscal year, Executive shall be eligible to receive, simultaneous with receipt of the Target Cash Bonus described in Section 4.2 (a), options to purchase a number of shares of the Corporation’s common stock with an aggregate fair market value (determined by the quoted price of the common stock on Nasdaq or other national exchange) of up to six hundred thousand dollars ($600,000) on the date of grant, subject to and in accordance with the terms and provisions of the Corporation’s Plan and the applicable award agreement.

(d)          Expenses. The Corporation shall pay or reimburse Executive for all reasonable and necessary business, travel or other expenses incurred by him, upon proper documentation thereof, in accordance with the Corporation’s travel and expense policy, which may be incurred by him in connection with the rendition of the services contemplated hereunder.

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(e)          Benefits. From and after the Effective Date and during the Term, Executive shall be entitled to participate in such pension, profit sharing, group insurance, term life, option plans, hospitalization, and group health benefit plans and all other benefits and plans as the Corporation provides to its senior executives, subject to the terms and conditions of such plans.

(f)           Vacations. Executive shall be entitled to four (4) weeks of paid vacation during each calendar year of the Term, during which period his Salary shall be paid in full. Executive shall take his vacation at such time or times as Executive and the Corporation shall determine is mutually convenient. Executive shall be permitted to carryover up to 10 days from one calendar year to the next, and shall forfeit any accrued but unused vacation days above such amount. Upon Executive’s termination of employment for any reason, he shall be entitled to payment for a maximum of 20 accrued but unused days.

(g)          Sick Time. Executive shall be entitled to sick time in accordance with the Corporation’s sick time policy.

Section 5.             Termination.

5.1.        Termination. This Agreement and Executive’s employment hereunder shall terminate immediately upon: (i) Executive’s death or Total Disability (as defined below); or (ii) termination of Executive’s employment by the Corporation For Cause (as defined below); or (iii) termination of Executive’s employment by the Corporation other than For Cause; or (iv) a Change in Control Termination (as defined below); or (v) termination of Executive’s employment by Executive without Good Reason (as defined below); or (vi) termination of Executive’s employment by Executive for Good Reason.

5.2.        Termination upon Death or Total Disability. In the event of a termination upon the death or Total Disability of Executive, the Corporation shall pay to Executive, or any person designated by Executive in writing or, if no such person is designated, to his estate, the Salary which has been earned but unpaid. As used herein, the term “Total Disability” shall mean that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.

5.3.        Termination For Cause or without Good Reason. In the event Executive’s employment is terminated by the Corporation for Cause or by Executive without Good Reason, Executive shall be paid his Salary through the date of termination. As used herein, the term “For Cause” shall mean (i) Executive’s failure to perform Executive’s material duties hereunder (other than such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s substantiated misappropriation of the Corporation’s assets or substantiated perpetration of fraud against or proven dishonesty in dealings with the Corporation; (iii) Executive’s plea of guilty or nolo contendere to, or conviction in a court of law of, any crime or offense which constitutes a felony, in each case whether or not involving the Corporation; (iv) Executive’s willful misconduct; (v) Executive’s habitual drunkenness or habitual use of illegal substances; (vi) Executive’s failure to cooperate with a governmental or regulatory investigation concerning the Corporation or Executive; (vii) Executive’s behavior which is materially detrimental to the Corporation’s reputation; (viii) Executive’s willful refusal to follow, or reckless disregard of, the policies and directives of the Corporation or the Board; or (ix) Executive’s material breach of this Agreement, which material breach, if curable, is not cured within fifteen (15) calendar days after notice thereof by the Corporation. Whether a termination is “For Cause,” as such term is defined in this Section 5.3, shall be determined by the Board in its sole discretion. For purposes of this Section 5.3, no act or failure to act by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Corporation or one or more of its businesses.

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5.4.        Termination for Good Reason. Executive may terminate this Agreement, upon notice to the Corporation, for Good Reason, which Good Reason is not remedied by the Corporation within thirty (30) calendar days after notice thereof by Executive. The term “Good Reason” shall include any of the following, (i) any assignment to Executive of duties inconsistent with Executive’s position of President and Chief Executive Officer or which constitutes a significant reduction in authority, responsibilities, or status; (ii) any demotion, including, but not limited to, reporting to someone other than the Board; (iii) any material reduction in Executive’s base salary, or other benefit plans available to executive officers of the Corporation, or the level, amount or value of any accrued benefit; or (iv) any attempted reduction of Executive’s bonus potential which is inconsistent with the provisions of this Agreement.

5.5.        Termination by the Corporation other than For Cause or by Executive for Good Reason. If, other than as set forth in Section 10.1, Executive’s employment is terminated during the Term by the Corporation other than For Cause or by Executive as a result of Good Reason, then the Corporation shall pay to Executive after such termination, subject to his execution and non-revocation of the release described in Section 5.6, severance payments (“Severance”) equal to (i) twelve (12) months of Executive’s Salary for the year in which the termination for Good Reason occurs plus (ii) the amount of the actual bonus earned by Executive under Section 4.2(a) hereof for the year prior to the year of termination, pro-rated based on the number of days Executive was employed by the Corporation during the year of termination as compared to the total number of days in such year. The Severance shall be paid in a lump sum within thirty (30) days after the Release Effective Date (as defined below), less such deductions as shall be required to be withheld by applicable law and regulations. In addition, if Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), then, subject to his execution and non-revocation of the release described in Section 5.6, the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s eligible dependents. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the twelve (12) month anniversary of the date of Executive’s termination of employment; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; or (z) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer.

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5.6.        Release. Executive agrees that, as a condition to receiving the payments and benefits set forth in Section 5.5 or Section 10.1, as applicable, Executive will execute a release of claims substantially in the form of the release attached hereto as Exhibit A. Within five business days of the date of Executive’s termination of employment, the Corporation shall deliver to Executive the release for Executive to execute. Executive will forfeit all rights to the payments and benefits set forth in Section 5.5 or Section 10.1, as applicable, unless, within sixty (60) days of delivery of the release by the Corporation to Executive, Executive executes and delivers the release to the Corporation and such release has become irrevocable by virtue of the expiration of the revocation period without the release having been revoked (the first such date, the “Release Effective Date”). In the event that the Release Effective Date could occur in one of two taxable years of Executive, the Release Effective Date shall be deemed to occur on the earliest date in the later such taxable year as otherwise would apply hereunder. The Corporation shall have no obligation to provide the payments and benefits set forth in Section 5.5 or Section 10.1, as applicable, prior to the Release Effective Date.

Section 6.             Confidential Information; Restrictive Covenants.

6.1.        Disclosure. Executive hereby acknowledges that he will acquire confidential information concerning the Corporation, its business, products, product development, formulas, research and development, know-how, names and contact information of the Corporation’s customers, suppliers, contract manufacturers, and vendors, and the Corporation’s current and future business plans and that, among other things, his knowledge of the Corporation’s business will be enhanced through his employment by the Corporation. Executive acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, other than those customers, suppliers, contract manufacturers, and vendors introduced to the Corporation by Executive, and has been and will be acquired by him in confidence.

6.2.        Confidentiality. In consideration of the obligations undertaken by the Corporation herein, Executive will not, at any time during or after the Term, directly or indirectly, use for Executive’s own benefit or any other party’s benefit, or reveal, divulge or make known to any person, any information which is treated as confidential by the Corporation and not otherwise in the public domain. Confidential information shall not include information which was previously known by Executive, information which was given to Executive by any third party under no obligation of confidentiality, or information which Executive is required to disclose as a result of a governmental investigation or by a court order. Executive agrees that all materials or copies thereof containing confidential information of the Corporation in Executive’s custody or possession will not, at any time, be removed from the Corporation’s premises without the prior written consent of the Board. The parties hereto acknowledge that pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The parties hereto further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

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6.3.        Restrictive Covenants. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Corporation that Executive agrees, and, accordingly, Executive does hereby agree, that he will not, either on Executive’s own behalf or as an officer, director, stockholder, partner, principal, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party or in any other relationship or capacity, directly or indirectly, at any time during his employment and for the Restricted Period (as defined below) solicit, induce, persuade or encourage, or attempt to solicit, induce, persuade or encourage, any individual employed by the Corporation, with whom Executive has worked, to terminate such employee’s position with the Corporation, whether or not such employee is a full-time or temporary employee of the Corporation and whether or not such employment is pursuant to a written agreement, for a determined period, or at will. The provisions of this Section 6.3 shall only apply to those individuals employed by the Corporation at the time of solicitation or attempted solicitation.

6.4.        Restricted Period. “Restricted Period” shall mean the term following Executive’s employment to last for as long as Executive receives Severance or his regular Salary and benefits from the Corporation.

6.5.        Modification of Restrictions. If any of the restrictions contained in this Section 6 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then after such restrictions have been reduced so as to be enforceable, in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

Section 7.            Work for Hire.

7.1.        Executive agrees to make full and prompt disclosure to the Corporation of all inventions, improvements, discoveries, methods, developments, formulas, computer software (and programs and code) and works of authorship, whether or not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by Executive or under Executive’s direction or jointly with others during Executive’s employment by the Corporation, whether or not during normal working hours or on the premises of the Corporation (all of which are collectively referred to in this Agreement as “Developments”).

7.2.        Executive agrees to assign and, by executing this Agreement, Executive does hereby assign, to the Corporation (or to any person or entity designated by the Corporation) all of Executive’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 7.2 shall not apply to Developments (i) which do not relate to the present or planned business or research and development of the Corporation and (ii) which are made and conceived by Executive: (A) at a time other than during normal working hours, (B) not on the Corporation’s premises and (C) not using the Corporation’s tools, devices, equipment or proprietary information. Executive understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employment agreement to assign certain classes of inventions made by an employee, this Section 7 shall be interpreted not to apply to any invention which a court rules and/or the Corporation agrees falls within such class or classes. Executive also agrees to waive all claims to moral and/or equitable rights in any Developments.

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7.3.        Executive agrees to cooperate fully with the Corporation, both during and after Executive’s employment with the Corporation, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. Executive agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Corporation may deem necessary or desirable in order to protect its rights and interests in any Development. Executive further agrees that if the Corporation is unable, after reasonable effort, to secure Executive’s signature on any such papers, any executive officer of the Corporation shall be entitled to execute any such papers as Executive’s agent and attorney-in-fact, and Executive hereby irrevocably designates and appoints each executive officer of the Corporation as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf, and to take any and all actions as the Corporation may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

Section 8.             Conflicts of Interest; Insider Trading.

8.1.        Conflicts of Interest. Further, in order to avoid actual or apparent conflicts of interest, except with the Corporation’s consent, Executive shall not have any direct or indirect ownership or financial interest in any company, person or entity which is: (i) a service provider to, or vendor of the Corporation; (ii) a customer of the Corporation; or (iii) a competitor of the Corporation. Executive shall not be deemed to have any direct or indirect ownership or financial interest for any such interest that does not exceed five (5%) percent of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded on a national securities exchange or in the over-the-counter market.

8.2.        General Requirements. Executive shall observe such lawful policies of the Corporation as may from time to time be in effect.

8.3.        Insider Trading. Considering that the Corporation is a publicly-traded corporation, Executive hereby agrees that Executive shall comply with the Corporation’s Insider Trading Policy and any and all federal and state securities laws, including but not limited to those that relate to non-disclosure of information, insider trading and individual reporting requirements and shall specifically abstain from discussing the non-public aspects of the Corporation’s business affairs with any individual or group of individuals (e.g., Internet chat rooms) who does not have a business need to know such information for the benefit of the Corporation. Executive hereby agrees to immediately notify the Corporation’s Compliance Officer or Chief Financial Officer in accordance with the Corporation’s Insider Trading Policy prior to Executive’s acquisition or disposition of Corporation’s securities.

Section 9.             Indemnification.

9.1.        Indemnification. The Corporation hereby agrees to indemnify and hold harmless Executive to the fullest extent permitted by the Corporation’s Certificate of Incorporation, By-Laws, the Delaware General Corporation Law or any other applicable law, as any or all may be amended from time to time. Such reimbursements shall include but not be limited to Executive’s reasonable and necessary out of pocket expenses including attorneys and expert fees, losses, judgments, claims, and settlement payments and any other such costs and expenses.

9.2.        Undertaking. To the extent that the Corporation advances payment for any fees or expenses to Executive pursuant to this Section 9, such advance shall be accompanied by a written undertaking by Executive to repay such amounts if it shall be ultimately determined by a court of competent jurisdiction in a final disposition, that Executive (i) is not entitled to be indemnified by the Corporation or (ii) that the amount advanced exceeded the indemnification to which he is entitled, in which case the amount of such excess shall be repaid to the Corporation.

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9.3.        Notice. As a condition precedent to his right to be indemnified hereunder, Executive shall give the Corporation notice in writing as soon as practicable of any claim made against him for which indemnity will or could be sought under this Agreement.

9.4.        Cooperation. Executive shall fully cooperate with the Corporation in connection with any matter, which results in the assertion of a claim by Executive for indemnification hereunder. The Corporation shall be entitled at its own expense to participate in the defense of any proceeding, claim or action, or, if it shall elect, to assume such defense, in which event such defense shall be conducted by counsel chosen by the Corporation, subject to the consent of Executive, which consent shall not be unreasonably withheld or delayed.

9.5.        Exceptions. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim:

(a)          For which payment is actually made to Executive under valid and collectable insurance policies, the premiums of which are paid by the Corporation or any of its affiliates, except in respect of any deductible and excess beyond the amount of payment under such insurance;

(b)          For which Executive is indemnified by the Corporation otherwise than pursuant to this Agreement, provided such amount has previously been paid to Executive;

(c)          Brought about or contributed to by the dishonesty of Executive;

(d)          For which Executive fails to cooperate in a criminal or civil investigation involving the claim; and

(e)          By Executive who acts as a plaintiff suing the Corporation, its affiliates or directors, officers or shareholders of the Corporation or its affiliates, except with regard to Executive’s successful enforcement of Section 9.1 hereof.

9.6.        Survival. The obligations of the Corporation hereunder will survive (i) any actual or purported termination of this Agreement by the Corporation or its successors or assigns, whether by operation of law or otherwise, (ii) any change in the Corporation’s Certificates of Incorporation or By-laws, and (iii) termination of Executive’s services to the Corporation or its affiliates (whether such services were terminated by the Corporation, such affiliate or Executive), if such claim arises as a result of an occurrence prior to the termination of this Agreement, whether or not a claim is made or an action or proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the Corporation’s Certificate of Incorporation or By-laws, or termination of Executive’s services.

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Section 10.           Change in Control.

10.1.      Payment on Change in Control Termination. The Corporation will provide or cause to be provided to Executive the rights and benefits described below if, during the Term, within the three (3) month period prior to and the twelve (12) month period following a Change in Control, (x) Executive terminates his employment for Good Reason, or (y) the Corporation or its successor terminates Executive’s employment (“Change in Control Termination”); provided however, that a Change in Control Termination shall not include a termination For Cause or a termination as a result of Executive’s death or Total Disability. In the event of a Change in Control Termination during the Term, the Corporation shall pay or cause its successor to pay to Executive, in cash, in a lump sum within thirty (30) days after the Release Effective Date, less such deductions as shall be required to be withheld by applicable law and regulations, and subject to his execution and non-revocation of the release described in Section 5.6, an amount equal to two (2) times Executive’s base compensation which equals the sum of the following: (i) Executive’s annual Salary on the day preceding the Change in Control Termination, plus (ii) an amount equal to the aggregate bonus received by Executive for the year immediately preceding the Change in Control Termination or if no Bonus had been received, then at minimum fifty percent (50%) of the Target Cash Bonus. In addition, if Executive timely and properly elects continuation coverage under COBRA, then, subject to his execution and non-revocation of the release described in Section 5.6, the Corporation shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s eligible dependents. Executive shall be eligible to receive such reimbursement until the earliest of: (x) the eighteen (18) month anniversary of the date of Executive’s termination of employment; (y) the date Executive is no longer eligible to receive COBRA continuation coverage; or (z) the date on which Executive either receives or becomes eligible to receive substantially similar coverage from another employer. In addition, in the event of a Change in Control Termination, subject to Executive’s execution and non-revocation of the release described in Section 5.6, any and all outstanding stock options held by Executive shall become fully vested and exercisable. Executive shall have six (6) months to exercise any such stock options following his termination of employment, provided that in no event may Executive exercise a stock option following the original expiration date of such stock option as set forth in the applicable award agreement.

10.2.      Change in Control Defined. A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events;

(a)          Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the total voting power represented by the Corporation’s then-outstanding voting securities;

(b)          The consummation of the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets;

(c)          The consummation of a merger or consolidation of the Corporation with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

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(d)          Individuals who are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board over a period of 12 months; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

Section 11.           Miscellaneous.

11.1.      Section 409A. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A of the Internal Revenue Code (“Section 409A”) or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All in-kind benefits, reimbursements, and tax-gross-ups (if any) to be provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirements that (x) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (y) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (z) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, (i) no amounts payable under this Agreement to Executive on termination of employment shall be paid until Executive would be considered to have incurred a separation from service from the Corporation within the meaning of Section 409A and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the Applicable Period (as defined below) shall instead be paid on the first business day after the expiration of the Applicable Period, with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A. The “Applicable Period” shall be the period commencing on Executive’s separation from service and ending on the date that is six (6) months following Executive’s separation from service.

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11.2.      Survival. The provisions of Sections 5, 6.1, 6.2, 6.4, 6.5, 7, 8, 9, 10 and 11 shall indefinitely survive Executive’s employment with the Corporation. The provisions of Section 6.3 shall survive for the Restricted Period, as defined therein.

11.3.      Injunctive Relief. Executive agrees that any breach or threatened breach by him of Sections 6, 7 or 8 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach without proving actual damage or posting a bond or other security. The parties understand and intend that each restriction agreed to by Executive herein shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law.

11.4.      Entire Agreement. This Agreement constitutes and embodies the entire and complete understanding and agreement of the parties with respect to Executive’s employment by the Corporation, supersedes all prior understandings and agreements, if any, whether oral or written, between Executive and the Corporation, including, without limitation, the Prior Agreement, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

11.5.      Assignment; Binding Effect. Executive may not assign or delegate any of his or duties under this Agreement. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors and permitted assigns.

11.6.      Captions. The captions contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by fax or certified, mail, postage prepaid, to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof.

11.7.      Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of New York applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws thereof. Except in respect of any action commenced by a third party in another jurisdiction, the parties hereto agree that any legal suit, action, or proceeding against them arising out of or relating to this Agreement may be brought in the United States Federal Courts in the State of New York or the state courts, in the State of New York. By its execution hereof, the parties hereby irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. The parties hereby irrevocably accept and submit to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

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11.8.      Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

11.9.      Counterparts. This Agreement may be executed and delivered in counterparts, including by facsimile transmission or portable document format (“.pdf”), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Immune Pharmaceuticals, Inc.

By:	/s/ Cameron Durrant

Dr. Cameron Durrant, Chair of Compensation Committee

Date:	11/29/17

Executive

By:	/s/ Elliot Maza

Elliot Maza

Date:	11/29/17

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Schedule 1

Stock Options

As additional compensation for his services hereunder, Executive shall be eligible to receive, as promptly as possible following the Effective Date, an option to purchase a number of shares of the Corporation’s common stock representing seven percent (7%) of the Corporation’s total outstanding shares on the date of grant, subject to and in accordance with the terms and provisions of the Corporation’s current Equity Incentive Plan, as amended (the “Plan”) and the applicable award agreement in accordance with the following schedule:

• Immediately upon execution of employment contract:	5.0%

• Upon filing of Form 10 for Cytovia, Inc.:	0.5%

• Upon completing a financing with a lead fundamental investor:	0.5%

• Upon completion of ongoing Bertilimumab phase 2 trials:	0.5%

• Upon successful manufacturing of Bertilimumab with new cell line:	0.25%

• Upon FDA and/or EMA agreement on pivotal BP trial	0.25%

• Total	7.00%

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EXHIBIT A

General Release of Claims

I, Elliot Maza (the “Employee”), in consideration of and subject to the performance by Immune Pharmaceuticals, Inc. (together with its subsidiaries, the “Corporation”), of its obligations under the Employment Agreement dated as of November 1, 2017 (the “Agreement”), do hereby release and forever discharge as of the date hereof the Corporation and its respective affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Corporation and/or its respective affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.           Employee understands that any payments or benefits paid or granted to him under Section 5.5 or Section 10.1 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which he was already entitled. Employee understands and agrees that he will not receive certain of the payments and benefits specified in Section 5.5 or Section 10.1 of the Agreement unless he executes this General Release and does not revoke this General Release within the time period permitted hereafter.

2.           Employee agrees that he is not entitled to and will not seek any further consideration, including but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, profit sharing contributions, restricted stock, stock options, payment or benefit from the Released Parties other than that to which he is entitled pursuant to the Agreement.

3.           In consideration of the payments and benefits to Employee provided herein and in the Agreement, Employee knowingly and voluntarily (for himself, his heirs, executors, administrators and assigns) releases and forever discharges the Corporation and the other Released Parties from any and all complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, suits, rights, demands, losses, debts and expenses (including attorneys’ fees and costs), whether known or unknown, that Employee ever had, now has or hereafter can or may have arising or accruing at any time up to and including the date this General Release is fully executed, including any claims arising out of Employee’s employment with the Corporation or the termination of that employment based upon any theory of tort, contract or law and any prohibited acts under local, state and federal employment or benefits laws, including, without limitation, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, retaliation, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed, and discrimination based on race, sex, age, religion, national origin, sexual orientation, disability, marital status, retaliation and any other protected characteristic (individually and collectively, “Claims”), except as to the enforcement of this General Release and any rights which cannot be waived as a matter of law. This includes a release of all rights and Claims, including, without limitation, any and all claims Employee may have under the National Labor Relations Act, the Age Discrimination in Employment Act as amended, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Family and Medical Leave Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, as amended, the Lilly Ledbetter Fair Pay Act of 2009, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Sarbanes-Oxley Act, the U.S. Patriot Act, the Worker’s Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the New York the Worker’s Adjustment and Retraining Notification Act, as well as any other federal, state or local law, statute, ordinance, regulation or common law regarding employment, employment discrimination, termination, retaliation, equal opportunity, wages and hours, or otherwise. Employee specifically understands that he is releasing Claims based on race, color, sex, sexual orientation or preference, pregnancy, marital status, religion, national origin, citizenship, veteran status, disability, age and any other category protected by law.

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4.           For the purpose of implementing a full and complete release and discharge of the Released Parties as set forth above, Employee acknowledges that this General Release is intended to include in its effect, without limitation, all claims known or unknown that you have or may have against the Released Parties which arise out of or relate to Employee’s employment, including but not limited to compensation, performance or termination of employment with the Corporation, except for, and notwithstanding anything in this General Release to the contrary, claims which cannot be released solely by private agreement. This General Release also excludes any claims relating to any right you may have to payments pursuant to Section 5.5 or Section 10.1, as applicable in the Agreement, any claim for workers’ compensation benefits and any rights you may have to indemnification or directors’ and officers’ liability insurance under the Corporation’s bylaws or certificate of incorporation, any indemnification agreement to which you are a party or beneficiary or applicable law, as a result of having served as an officer, director or employee of the Corporation or any of its affiliates.

5.           In the course of his employment with the Corporation prior to the date hereof, Employee may have had access to confidential and proprietary information and records, data and other trade secrets of the Corporation (“Confidential Information”). Confidential Information shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the Corporation or its parents, subsidiaries, direct and indirect affiliated corporations and other entities: corporate information, including plans, strategies, policies, resolutions, drawings, designs, proposals and any litigation or negotiations; marketing information, including marketing and sales plans, strategies, methods, customer and/or supplier information, pricing information, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets, confidential processes, specifications, expertise, techniques, inventions, concepts, ideas and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations. Employee shall not directly or indirectly disclose Confidential Information to any person or entity or use any Confidential Information in any way. Employee represents and warrants that as of his Release Date, he has returned to the Corporation all property of the Corporation in his possession, including, but not limited to, all office equipment, computer equipment and peripherals (such as laptops, printers and memory sticks), cell phones, credit cards, keys, documents, manuals, procedures, notebooks and any other Confidential Information. In addition, Employee represents and warrants that he has deleted all of the Corporation’s Confidential Information from his personal computers, other memory devices and/or records.

6.          This General Release is not an admission by the Corporation of any liability. The Corporation specifically denies and disclaims any discrimination or injury to any person.

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7.          The parties agree that this General Release may not be introduced in any proceeding, except to establish the settlement and release, the breach of this Agreement, or as may be required by law or judicial directive.

8.           Employee agrees not to directly or indirectly take, support, encourage or participate in any activity or attempted activity which in any way would disparage the Corporation, its parents, subsidiaries and affiliated entities. Employee agrees not to write or speak about the Corporation, its parents, subsidiaries and affiliated entities in negative terms.

9.           Employee agrees that Employee will not disclose the existence or terms of this General Release except to his immediate family, tax advisor and attorney, federal or state taxing authorities, or as compelled by court process.

10.         Employee agrees to cooperate with the Corporation with respect to any past, present or future legal matters that relate to or arise out of Employee’s employment with the Corporation or in the event that any claim or action is brought against the Corporation concerning which Employee may have knowledge or information. Employee’s cooperation may take the form of, among other things, Employee making himself reasonably available for interviews by the Corporation’s counsel, providing copies of any relevant documents Employee may have, and preparing to testify and testifying at depositions, informal and formal hearings, and trials. Such cooperation should not adversely interfere with any future positions Employee may obtain. Nothing in the General Release shall be construed to prohibit the Employee from cooperating with and participating in any investigation by or action taken by federal, state, or local administrative agencies, regulatory agencies, or law enforcement agencies. Furthermore, Employee’s cooperation with and participation in any investigation by, or action taken by, federal, state or local administrative agencies, regulatory agencies, or law enforcement agencies will not violate any provision of this Agreement.

11.         This General Release contains the complete understanding of the parties with respect to the subject matter hereof. No other promises or agreements shall be binding or shall modify this General Release unless reduced to writing and signed by the parties hereto or counsel for the parties.

12.         This General Release shall be governed by New York law without regard to conflicts of laws principles, and any action to enforce this General Release must be brought and heard in a court within the State of New York. The parties to this General Release consent to personal jurisdiction in New York in any action commenced to enforce its terms.

13.         Employee shall not institute nor be represented as a party in any lawsuit, claim, complaint or other proceeding against or involving the Corporation, its parents, subsidiaries or affiliated entities based on Employee’s employment with the Corporation or upon any act or omission occurring up to and including the date this General Release is fully executed, whether as an individual or class action, under any federal, state or local laws, rules, regulations or any other basis. Further, Employee shall not seek or accept any award or settlement from any such source or proceeding (not including unemployment insurance proceedings). In the event that Employee institutes, is a knowing participant, or is a willing member of a class that institutes any such action, Employee’s claims shall be dismissed or class membership terminated with prejudice immediately upon presentation of this Agreement. This General Release does not affect Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”), or any similar state or local agency, or to participate in any investigation conducted by the EEOC, or any similar state or local agency, but Employee acknowledges that he is not entitled to any monies other than those payments described in this General Release.

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14.         Nothing in this General Release prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Corporation to make any such reports or disclosures and Employee is not required to notify the Corporation that Employee has made such reports or disclosures. Further, this General Release does not limit Employee’s right to receive an award for information provided to any governmental agency or entity.

15.         Employee agrees that he will not make any applications for employment with Employer, its parents, subsidiaries or affiliated entities and further agrees that any application for employment he makes to such entities will violate this General Release and will be rejected by Employer or its parents, subsidiaries or affiliated entities pursuant to the terms herein.

16.         This General Release is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“409A”). Employer shall undertake to administer, interpret and construe the provisions of the General Release in a manner that does not result in the imposition of any additional tax, penalty or interest under 409A.

17.         Employee warrants he is fully competent to enter into this Agreement and Employee acknowledges that he has been afforded the opportunity to review this Agreement with an attorney for at least [twenty-one (21) / forty-five (45)] days, that he has been advised to consult with an attorney about this Agreement prior to executing it, that Employee has read and understands this Agreement and that Employee has signed this Agreement freely and voluntarily. If Employee executed this Agreement prior to the end of such [twenty-one (21) / forty-five (45)] day period, such early execution was a knowing and voluntary waiver by Employee of his right to consider this Agreement for [twenty-one (21) / forty-five (45)] days, and was due to Employee’s belief that Employee had ample time in which to consider and understand this Agreement and review it with an attorney. Further, Employee understands that he has the opportunity to revoke such Agreement within seven (7) days of signing it (the “Revocation Period”). Employee understands that if he does revoke this Agreement, Employee must notify [INSERT NAME AND CONTACT INFORMATION], in writing within seven (7) days of signing this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

To signify their agreement to the terms of this General Release, the parties have executed this General Release on the dates set forth under their signatures which appear below.

Elliot Maza	Immune Pharmaceuiticals, Inc.

By:	By:

Date:	Date:

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